EXHIBIT 21.1
Subsidiaries of Xspand Products Lab, Inc.
Subsidiary	State or Jurisdiction of Incorporation
Ferguson Containers, Inc.	New Jersey
S.R.M. Entertainment Limited	Hong Kong